Exhibit 99.1

News Release	TRW Automotive
12025 Tech Center Drive
Livonia, Mich. 48150 USA

Investor Relations Contact:
Patrick R. Stobb
(734) 853-6966

Media Contact:
Manley Ford
(734) 855-2616

TRW Automotive Announces Intent to Refinance Acquisition Related Seller Note

LIVONIA, MICHIGAN, October 13, 2004 — TRW Automotive Holdings Corp. (NYSE: TRW) today announced its intention to refinance its acquisition-related $600 million subordinated 8% pay-in-kind note (“Seller Note”). The Seller Note was issued by a subsidiary of the Company to an affiliate of Northrop Grumman Corporation (“Northrop”) in connection with The Blackstone Group L.P.’s acquisition of Northrop’s automotive business in February of 2003. The Company plans to repurchase the Seller Note with a combination of a newly issued term loan under the Company’s existing senior credit agreement, available cash and existing liquidity arrangements.

“Completion of this refinancing action is an important next step for TRW Automotive to improve its overall cost of capital,” said Joseph S. Cantie, executive vice president and chief financial officer. “This plan has a positive net present value based on the reduced level of interest costs we expect to secure and the reduced face value of debt. Previous capital transactions and cash generated from operations, together with the pending Seller Note transaction, have allowed us to strengthen our capital structure, which has been a focus of ours since the acquisition.”

In connection with the refinancing activity, the Company reached agreement with Northrop to repurchase the Seller Note and to settle various contractual issues stemming from the acquisition for the net amount of $493.5 million, subject to financing.

The Company intends to raise approximately $300 million of proceeds through the issuance of a new bank term loan with the balance necessary to complete the transaction sourced from available cash and existing liquidity arrangements. The transaction is expected to close within the next 30 days.

At the time of the acquisition, the Company valued the $600 million face-value Seller Note based on a 15 year life and 8% pay-in-kind interest, and determined that the fair value of the Seller Note, and corresponding book value at March 1, 2003, was $348 million using a 12% discount rate. As of September 24, 2004, the Company’s third quarter close date, the book value of the Seller Note, including accrued interest, was $417 million. Additionally, the Seller Note had a face-value, including accrued interest, of $678 million as of September 24, 2004.

Assuming the transaction is consummated within the expected timeframe, the Company expects to record a fourth quarter pre-tax charge of approximately $115 million for loss on retirement of debt resulting primarily from the difference between the repurchase price ascribed to the Seller Note and the book value of the Seller Note on the Company’s balance sheet. This loss is U.S. based and therefore carries zero tax benefit due to the Company’s tax loss position in this jurisdiction.

Consummation of the refinancing will be subject to various conditions, including but not limited to the Company’s ability to raise capital under a new bank term loan and execution of all related transaction requirements.

Investor Conference Call and Web Cast
The Company will host an investor conference call at 8:30 a.m. (EDT) today, Wednesday, October 13, to discuss details of the planned Seller Note transaction. To access the conference call, U.S. locations should dial (877) 852-7898, and locations outside the U.S. should dial (706) 634-1095.

A replay of the conference call will be available approximately two hours after the conclusion of the call and accessible for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 1503954.

Additionally, a live audio web cast and subsequent replay of the conference call will also be available on the Company’s website at www.trwauto.com.

About TRW
With 2003 sales of $11.3 billion, TRW Automotive ranks among the world’s top 10 automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 61,000 people in 22 countries. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.

Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in the TRW Automotive Holdings Corp. final prospectus dated as of February 2, 2004 (the “Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4), our Report on Form 10-K for the fiscal year ended December 31, 2003 (the “10K”), and our Reports on Form 10-Q for the quarters ended March 26 and June 25, 2004, and include: our ability to complete the refinancing transaction discussed above and reduce our level of interest cost; our substantial leverage; the highly competitive automotive parts industry and its cyclicality; pricing pressures from our customers; increasing costs for purchased components and raw materials; non-performance by, or insolvency of, our suppliers; product liability and warranty and recall claims; our dependence on our largest customers; limitations on flexibility in operating our business contained in our debt agreements; increases in interest rates; fluctuations in foreign exchange rates; the possibility that our owners’ interests will conflict with ours and other risks and uncertainties set forth under “Risk Factors” in the Prospectus, in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.

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